Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

UDC, Inc., a New Jersey corporation.

Universal Display Corporation Hong Kong, Limited, a Hong Kong corporation (formed on January 22, 2008).

Universal Display Corporation Korea, Inc., a corporation organized under the laws of the Republic of Korea (formed on December 14, 2010).

Universal Display Corporation Japan K.K., a corporation organized under the laws of Japan (formed on February 4, 2011).

UDC Ireland Limited, a company organized under the laws of Ireland (formed on July 18, 2012).